UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Benefitfocus, Inc.
(Name of Registrant as Specified in Its Charter)

INDABA CAPITAL FUND, L.P. INDABA CAPITAL MANAGEMENT, L.P. INDABA PARTNERS, LLC IC GP, LLC DEREK C. SCHRIER RONALD P. MITCHELL NICHOLAS K. PIANIM
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Indaba Capital Management, L.P. (“Indaba Capital”), together with the other participants named herein (collectively, “Indaba”), intends to file a preliminary proxy statement and an accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its highly-qualified director nominees at the upcoming 2021 annual general meeting of stockholders of Benefitfocus, Inc., a Delaware corporation (the “Company”).

On April 15, 2021, Indaba issued the following press release and open letter to the Board of Directors of the Company:

Indaba Issues Letter to the Board of Directors of Benefitfocus Regarding its Unwillingness to Agree to a Good Faith Settlement

Believes Lead Independent Director A. Lanham Napier Wants to Retain Outsized Influence Over the Company’s Insular Board Rather Than Add One of Indaba’s Independent Candidates

Calls on the Company to Finally Commit to Making the Board De-Classification Proposal the First Agenda Item at the 2021 Annual Meeting, Especially Given its Willingness to Privately Concede on This Point to Indaba

Makes Clear That Indaba is Committed to Taking the Necessary Steps Over the Long-Term to Improve the Company’s Broken Governance and Help Enhance Shareholder Value

SAN FRANCISCO--(BUSINESS WIRE)--Indaba Capital Management, L.P. (together with its affiliates, “Indaba” or “we”), which collectively with the other participants in its solicitation beneficially owns approximately 9.5% of the outstanding common shares of Benefitfocus, Inc. (NASDAQ: BNFT) (“Benefitfocus” or the “Company”), today issued the below open letter to the Company’s Board of Directors (the “Board”). As a reminder, Indaba recently nominated two highly-qualified and independent candidates – Ronald P. Mitchell and Nicholas K. Pianim – for election to the Company’s Board at the 2021 Annual Meeting of Shareholders (the “2021 Annual Meeting”).

***

Dear Lead Independent Director A. Lanham Napier and Members of the Board,

We are writing to you today to express our profound disappointment with the manner in which Benefitfocus has responded to our most recent attempt to achieve a settlement that supports further Board refreshment. It is confounding that the Company once again demonstrated an unwillingness to compromise with us and commit to promptly improving its insular Board. Given our status as one of the Company’s largest shareholders, allowing us to have input into just one of seven directors on the go-forward Board seems like something Benefitfocus should embrace rather than resist. We cannot understand the Board’s unwillingness to agree to our latest proposal, which provided for Indaba withdrawing its nominations and accepting customary settlement terms in exchange for the Board adding Ronald P. Mitchell and committing to basic governance improvements.

It is important to stress that Indaba has made a significant effort to compromise with the Board in recent weeks. Despite the many issues plaguing Benefitfocus, we have not asked the Company to appoint both of our nominees or immediately establish a committee to review strategic alternatives. We proposed a consensual resolution based on the appointment of one director.

Unfortunately, our discussions this week with Mr. Napier and Chief Executive Officer Stephen M. Swad have led us to conclude that Benefitfocus continues to lack the necessary respect for effective governance practices and honest shareholder engagement. In fact, there was a point in which both individuals were rejecting Indaba’s input into the settlement framework without even reviewing our comments and proposed changes. This became apparent when they failed to realize that we had actually agreed to the Company’s request to have Mr. Mitchell stand for election at the 2021 Annual Meeting – even if he was appointed at this point in the year.

In light of this seemingly disingenuous engagement and the onerous, off-market settlement terms demanded by the Company, we suspect that the Board never wanted to reach a resolution with Indaba. Quite frankly, we question whether any engaged shareholder or director candidate at the Company would ever agree to your “best and final” terms, which include:

•	Requiring us to agree to allow the Company to expand the Board by three additional directors, despite Mr. Napier having the ability to already designate two directors as a preferred shareholder and vote with common shareholders on the remaining board seats.

o	Shareholders are not blind to the fact that Mr. Napier, through his company BuildGroup LLC, obtained a curious, sweetheart deal last year that gave him approximately 13% of the Company and the ability to vote with common shareholders for the remaining directors, when the Company did not appear to need financing.

•	Requiring Mr. Mitchell, an independent nominee, to sign a letter agreement that we suspect no other independent director on the Board has ever been asked to sign before, despite Mr. Mitchell being completely independent of Indaba.

•	Forcing Mr. Mitchell to resign before the end of his one-year term when the settlement agreement terminates, which would effectively occur 90 days before the 2022 Annual Meeting.

•	Demanding that the Company’s obligations and Indaba’s rights terminate in the event that the Company alleges a breach of the Agreement – one that is not judicially concluded.

•	Demanding we release the Company and its Board from all claims relating to our investment, whether known or unknown as of the date of the settlement agreement.

•	Requiring us to agree to allow the Company to delay the 2021 Annual Meeting until August 31, 2021 and next year’s meeting until October 31, 2022, thereby delaying shareholders’ ability to hold the Board accountable.

We believe all shareholders should closely scrutinize the Company’s unreasonable demands in exchange for adding a diverse, highly-qualified and independent candidate to this Board. We are forced to ask: What is the Board hiding and why is it apparently so afraid of allowing an independent individual to enter the boardroom?

While we continue to believe that the Board would be enhanced by the addition of Mr. Mitchell, we would rather forgo a punitive settlement and remain free to speak publicly in order to hold Mr. Napier and the rest of the Company’s directors accountable. It seems our public advocacy has previously compelled the Board to take steps that include allowing shareholders to vote to de-stagger the Board at the 2021 Annual Meeting, causing long-tenured leader Mason Holland Jr. to step down as Executive Chairman and from the Board at the 2021 Annual Meeting, and terminating certain problematic provisions under the Company’s advisory agreement with Mr. Holland. With this context in mind, it is troubling that Mr. Holland will not step down until the 2021 Annual Meeting – a meeting it appears the Company is now prepared to delay until August 31, 2021. This type of feet-dragging seems to only benefit Mr. Holland at the expense of shareholders, who have suffered greatly during much of his tenure.

We also believe our advocacy helped drive Mr. Napier’s BuildGroup LLC to terminate its voting agreement with Mr. Holland, which would have assured the continued reelection of Mr. Napier, Mr. Holland or their designees to the Board. However, Mr. Napier does not deserve an accommodation for terminating what we deem an alarming agreement. Indaba contends that Mr. Napier is actually picking up the mantle for Mr. Holland by fostering an anti-shareholder culture at Benefitfocus and sustaining many questionable governance practices. We believe his recent dealings with us support this conclusion.

In closing, we envision these aforementioned moves being the start – not the end – of a number of necessary boardroom enhancements at Benefitfocus. Notably, the Company needs to publicly commit to making the Board de-classification proposal the first agenda item at the 2021 Annual Meeting, especially in light of its willingness to finally concede on this point in private negotiations with us this week. Shareholders can trust that Indaba will remain a vocal advocate for additional changes and a new strategic direction at Benefitfocus. If the current Board believes Indaba can be dismissed or deterred, it is sorely mistaken.

Sincerely,

/s/ Derek Schrier	/s/ Alex Lerner

Derek Schrier Managing Partner Indaba Capital Management, L.P.	Alex Lerner Partner Indaba Capital Management, L.P.

***

About Indaba Capital

Indaba was founded in 2010 to invest opportunistically in corporate equity and debt. Based in San Francisco, Indaba currently has more than $1.5 billion in assets under management. Learn more at www.indabacapital.com.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Indaba Capital Management, L.P. (“Indaba Capital”) together with the other participants named herein (collectively, “Indaba”), intends to file a preliminary proxy statement and an accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of director nominees at the upcoming 2021 annual general meeting of shareholders of Benefitfocus, Inc., a Delaware corporation (the “Company”).

INDABA STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS WHEN AND AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Indaba Capital, Indaba Capital Fund, L.P. (“Indaba Fund”), Indaba Partners, LLC (“Indaba Partners”), IC GP, LLC (“IC GP”), Derek C. Schrier, Ronald P. Mitchell And Nicholas K. Pianim.

As of the date hereof, Indaba Fund held 3,097,800 shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), but by virtue of a certain Investment Management Agreement, Indaba Fund and Indaba Partners have delegated all voting and investment power over the securities of the Company directly held by Indaba Fund to Indaba Capital. Accordingly, Indaba Fund and Indaba Partners, as the general partner of Indaba Fund, do not beneficially own any securities of the Company. Each of Indaba Capital, IC GP, as the general partner of Indaba Capital, and Mr. Schrier, as the managing member of IC GP, may be deemed to beneficially own the 3,097,800 shares of Common Stock held directly by Indaba Fund. In addition, as of the date hereof, Indaba Fund holds $50,681,000 aggregate principal amount of the Company’s 1.25% Convertible Senior Notes due December 15, 2023.

Contacts

Profile

Greg Marose / Charlotte Kiaie, 347-343-2999

gmarose@profileadvisors.com / ckiaie@profileadvisors.com

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